Exhibit 10.3
                  SEVERANCE AND MUTUAL PROTECTION AGREEMENT

	This Severance and Mutual Protection Agreement ("Agreement") is by and between VSE Corporation ("Employer") and Thomas M. Kiernan ("Employee"). Employer and Employee will be referred to collectively as the "Parties."

	Employer is in the business of creating, sustaining, and improving the systems, equipment, and processes of government through core competencies in legacy systems sustainment, obsolescence management, prototyping, reverse engineering, technology insertion, supply chain management, foreign military sales, management consulting, and process improvement, and providing innovative services and technologies including program management to help its customers succeed in the engineering, energy, environment, information technology, infrastructure and defense services markets (collectively, the "Employer Business"). Employee acknowledges that in connection with Employee's employment with Employer, Employee will have access to and will obtain knowledge about Corporate Opportunities and Confidential Information of Employer as defined below; and will develop relationships with actual and potential customers, contractors, vendors, suppliers and employees. Employer acknowledges that Employee holds a key position with Employer and Employer wishes to provide an incentive for Employee to remain employed and protection in the event Employee is terminated without Cause or resigns for a Good Reason as defined below.

       In consideration for Employee's initial and/or continued employment with Employer, and for the promises contained in this Agreement, and for other good and valuable consideration, the Parties agree to the following terms:

	1. Duty of Loyalty: Employee agrees that during Employee's employment with Employer, Employee has a duty of undivided loyalty to Employer, and Employee will not engage in any conduct that violates this duty of loyalty or that presents a conflict between Employee's own personal interests and the interests of Employer.

	2. Corporate Opportunities: During Employee's employment with Employer, Employee promptly will inform Employer in writing of all opportunities he becomes aware of that, given the nature of Employer Business, reasonably would be of interest to Employer for consideration ("Corporate Opportunities"). During and after Employee's employment with Employer, Employee will not directly or indirectly use, disclose, divert, exploit, trade upon, solicit, participate in or otherwise benefit from any of such Corporate Opportunities for himself or any other party, unless Employer expressly forever disclaims any interest in such opportunity in a written document signed by an authorized representative of Employer.

	3. Nondisclosure: Except as required by law or as authorized in the performance of Employee's duties for Employer and for the benefit of Employer, during and after employment with Employer, Employee will not directly or indirectly disclose or use any Confidential Information. For the purposes of this Agreement, "Confidential Information" means information about Employer and/or its parents, subsidiaries and affiliated entities (collectively "Affiliates") and its and their business, operations, finances, personnel and customers, that is not in the public domain and that Employee obtained in the course of employment with Employer and includes without limitation information constituting or relating to trade secrets; Corporate Opportunities; strategic plans; marketing plans; financial information; bid information; contract information; personnel information; actual and potential customers; customer lists; carrier information; contact lists; passwords, source codes and other similar information. Information does not lose its protection as Confidential Information if it was disclosed by Employee or any other person in violation of an obligation not to disclose such information.

	4. Nonsolicitation of Employees: During Employee's employment with Employer and for a period of two (2) years thereafter, Employee will not, for the benefit of Employee or any other person or entity besides Employer, whether as an employee, consultant, independent contractor, officer, director, shareholder (except as a shareholder of a publicly traded company in which Employee owns less than 5% of the stock), owner, member, partner or in any other capacity, directly or indirectly solicit for hire, any person who then is, an employee of Employer; The foregoing sentence will only prohibit such conduct where the purpose or effect of such conduct is directly or indirectly to encourage, assist, permit, facilitate, result in, or cause the person (aa) to cease, curtail or refrain from entering into such a relationship with Employer; or (bb) to enter into such a relationship with any other person engaged in a Competing Business. For the purposes of this Agreement, a "Competing Business" is any enterprise engaged in the Employer Business. Such provision will not prohibit assisting with the hiring of Employer's employee(s) if such employee(s) respond to a public job posting, provided Employee does not direct Employer's employee(s) to the existence of such job posting.

	5. Third Party Board membership. Notwithstanding paragraph 1 above, Employer shall permit Employee to serve as a member of the Board of Directors of an unrelated company, provided such membership (1) is not with a company which substantially is in the same Employer Business and is commonly viewed as a competitor of Employer and (2) such membership does not pose a conflict of interest with Employee's duty of loyalty to the Employer. Employee shall request written consent in writing to serve on such a Board and Employer shall grant reasonable consent in writing.

	6. Reasonableness and Remedies: Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the legitimate business interests of Employer. Employee further agrees that in the event Employee materially breaches any provision of this Agreement, Employer may suffer irreparable injury that could not be adequately remedied by money damages alone, and thus Employer would be entitled to seek and receive appropriate injunctive relief in addition to all other relief that a court may deem proper, including without limitation money damages.

	7. Employment Status: Nothing in this Agreement will guarantee that Employee will be employed by Employer for a definite period of time, or alter the at-will employment relationship between the Parties. Either party may terminate their relationship at any time for any lawful reason with or without Cause or Good Reason as defined below.

	8. Severance Benefits: If at any time during Employee's employment with Employer, Employer terminates Employee's employment without Cause or Employee resigns for a Good Reason, Employer will provide Employee with a severance benefit equal to continuation of Employee's base salary for twelve months (12) months from the date of termination plus the pro-rated value up to the date of termination of any additional compensation plans for which Employee was then a participant, including but not limited to, the Corporate Performance Bonus Plan, Deferred Supplemental Compensation Plan, the Restricted Stock Plan (with automatic vesting as of the date of termination) and all accrued annual leave earned during the period up to such termination date, less applicable withholdings and deductions, payable in installments in accordance with Employer's payroll practices (the "Severance Benefits"). Employee's entitlement to the Severance Benefits will be conditional upon (i) Employee's execution of a separation agreement and mutual general release mutually agreed upon by the Parties; and (ii) Employee's continuing compliance with all of the terms of this Agreement.

	For the purposes of this Agreement, "Cause" shall mean Employee has (A) engaged in gross negligence or willful misconduct in the performance of Employee's duties; (B) willfully engaged in conduct that Employee knows or, based on facts known to Employee, should know is materially injurious to Employer or any of its Affiliates; (C) materially breached any provision of this Agreement; (D) been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony (but specifically excluding felonies involving a traffic violation); or (E) materially violated any substantial policy of Employer, but in each case only if Employer has provided written notice to Employee within 90 days after the condition providing the basis for such Cause first exists and if such Cause has not been corrected or cured by Employee (if cureable) within 30 days after Employee has received written notice from Employer of Employer's intent to terminate Employee's employment for Cause and specifying in detail the basis for such termination.

	For the purposes of this Agreement, "Good Reason" means (A) a material diminution in Employee's base salary rate; (B) a material diminution in Employee's authority, duties or responsibilities; (C) a material change in the geographic location at which Employee must perform Employee's duties; or (D) any other material breach of this Agreement by Employer, but in each case only if Employee has provided written notice to Employer within 90 days after the condition providing the basis for such Good Reason first exists and if such Good Reason has not been corrected or cured by Employer (if cureable) within 30 days after Employer has received written notice from Employee of Employee's intent to terminate Employee's employment for Good Reason and specifying in detail the basis for such termination.

 	 9. Change in Control. **Note: Would like to discuss what compensation benefits there are, if any, for Officers if there is a change in control.**

	10. Severability: The invalidity of any provision of this Agreement will not affect the validity of any remaining provisions. The court will modify any invalid provisions to make them valid to the maximum extent permitted by law.

	11. Choice of Law: This Agreement will be governed by the law of the Commonwealth of Virginia, without reference to the principles of conflicts of law in that state.

	12. Waiver: The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of such provision in that instance or as to any future violation of that provision, nor will it affect the non-breaching party's right to enforce that provision or any other provision of the Agreement.

	13. Successors and Assigns: This Agreement will be binding upon and will inure to the benefit of each of the Parties and their respective successors and assigns. Employer may assign its rights and obligations under this Agreement to its successors and assigns. Employee may not assign Employee's rights and obligations under this Agreement without the prior written consent of Employer.

	14. Section 409A: To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules under Section 409A and the exclusion from Section 409A for certain short-term deferral amounts. Anything to the contrary herein notwithstanding, in the event that any such benefit or payment is deemed to not comply with Section 409A, Employer and Employee agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved. Notwithstanding the above, if Executive qualifies as a "specified employee," as defined in Section 409A, and incurs a separation from service for any reason other than death and becomes entitled to a distribution under this Agreement, then to the extent required by Section 409A, no distribution otherwise payable to Executive during the first six (6) months after the date of such separation from service, shall be paid to Executive until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of Executive's death).

	15. Entire Agreement: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions or understandings of the parties concerning the subject matter. This Agreement may not be amended except in a written amendment signed by both Parties.

	The Parties have duly signed this Agreement, intending to be legally bound.

EMPLOYEE				      VSE CORPORATION


Thomas M. Kiernan                             /s/ M. A. Gauthier
______________________________                _________________________________
Print Name				      Signature

/s/ Thomas M. Kiernan			      M. A. Gauthier, CEO/President/COO
_____________________________		      _________________________________
Sign Name				      Printed Name and Title

November 6, 2008			      November 7, 2008
_____________________________		      _________________________________
Date					      Date